ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-134553 Dated June 3, 2008

Return Optimization Securities with Partial Protection

Enhanced Return Strategies for Moderate Return Environment

Lehman Brothers Holdings Inc. $• Securities Linked to the RICI® Excess Return due December 31, 2009

Investment Description

Return Optimization Securities with Partial Protection (the “Notes”) are securities issued by Lehman Brothers Holdings Inc. with returns linked to the performance of the RICI® Excess Return (the “Index”). The Notes are designed to enhance index returns in a moderate-return environment—meaning an environment in which commodity indices generally experience moderate appreciation. If the Index Return is positive, at maturity you will receive your principal plus 3 times the Index Return, up to the Maximum Gain (which is expected to be set on the Trade Date between 25% and 29%), providing you with an opportunity to outperform the Index. If the Index Return is between 0 and -10% (inclusive), at maturity you will receive only your principal. If the Index Return is below -10%, at maturity you will lose 1% (or a fraction thereof) of your principal for every 1% (or a fraction thereof) that the Index Return is below -10%. Accordingly, if the Index has declined by more than 10% as of the Valuation Date, you may lose up to 90% of your principal. The partial protection feature applies only if you hold your Notes to maturity.

Features

❑	Growth Potential: The Notes provide the potential to enhance returns in a moderate-return environment.

❑	Partial Protection of Principal: At maturity, you will receive a cash payment equal to at least 10% of your invested principal.

❑

Diversification: The Notes may provide the ability to diversify your portfolio through exposure to the Index, which is comprised of 36 exchange-traded futures contracts on physical commodities (the “Index Contracts”)

Key Dates1

Trade Date	June 25, 2008
Settlement Date	June 30, 2008
Final Valuation Date*	December 28, 2009
Maturity Date*	December 31, 2009

[1]

Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Valuation Date and the Maturity Date will be changed so that the stated term of the Notes remains the same.

*	Subject to adjustment, as described under “Additional Specific Terms of the Notes” on page 5 of this term sheet.

Security Offering

Lehman Brothers Holdings Inc. is offering the Return Optimization Securities with Partial Protection linked to the RICI® Excess Return. The return on the Notes is subject to, and will not exceed, the predetermined Maximum Gain, which will be determined on the Trade Date. The Notes are offered at a minimum investment of $1,000 (100 notes).

Securities	Index Symbol*	Maximum Gain	Maximum Payment at Maturity per $10.00 Note	CUSIP	ISIN
Return Optimization Securities Linked to the RICI® Excess Return	RICIGLER	25.00% to 29.00%	$12.50 to $12.90	524935129	US5249351298
*	Bloomberg, L.P.

Your Notes do not guarantee any return of principal in excess of $1.00 per $10.00 invested. An Index Return of less than –10% will result in a loss of principal.

See “Additional Information about Lehman Brothers Holdings Inc. and the Notes” on page 2, “Indicative Terms” on page 3 and “Additional Specific Terms of the Notes” on page 5. The Notes offered will have the terms specified in the base prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for the Issuer’s Medium Term Notes, Series I (the “MTN Prospectus Supplement”), and this Term Sheet. See “Key Risks” on page 8 and “Risk Factors” generally in the MTN Prospectus Supplement for risks related to an investment in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying base prospectus, the MTN Prospectus Supplement or any other relevant terms or pricing supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of Lehman Brothers Holdings Inc. and are not FDIC-insured.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Note	$10.00	$0.175	$9.825
Total

UBS Financial Services Inc.	Lehman Brothers Inc.

Additional Information about Lehman Brothers Holdings Inc. and the Notes

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the MTN Prospectus Supplement and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the prospectus, MTN Prospectus Supplement, this term sheet and any relevant free writing prospectus for complete details. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling UBS Financial Services Inc. toll-free at 1-877-827-2010 or Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	MTN Prospectus Supplement dated May 30, 2006

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

♦	Base Prospectus dated May 30, 2006

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

♦	Prospectus Addendum dated December 12, 2007:

http://www.sec.gov/Archives/edgar/data/806085/000119312507263735/d424b2.htm

We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You should reach an investment decision only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

References to “Lehman Brothers,” “we,” “our” and “us” refer only to Lehman Brothers Holdings Inc. and not to its consolidated subsidiaries. In this document, “Notes” refers to the Return Optimization Securities Linked to the RICI® Excess Return that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦

You are willing to accept the risk of fluctuations in commodities prices, in general, and exchange-traded futures contracts on physical commodities traded on various international exchanges in particular.

♦

You believe that the Index will appreciate moderately—meaning that you believe the Index will appreciate over the term of the Notes, but that such appreciation is unlikely to exceed an amount equal to the Maximum Gain divided by the Multiplier.

♦	You seek an investment that offers partial principal protection when the Notes are held to maturity.

♦	You do not seek current income from this investment.

♦	You are willing to hold the Notes to maturity, and are aware that there may be little or no secondary market for the Notes.

♦	You are willing to invest in the Notes based on the Maximum Gain.

The Notes may not be suitable for you if, among other considerations:

♦

You are not willing to accept the risk of fluctuations in commodities prices, in general, and exchange-traded futures contracts on physical commodities traded on various international exchanges in particular.

♦	You do not believe the Index will appreciate over the term of the Notes, or you believe the Index will appreciate by more than the Maximum Gain.

♦	You seek an investment that is 100% principal protected.

♦	You seek an investment that is exposed to the full potential appreciation of the Index, without a cap on participation.

♦	You seek current income from this investment.

♦	You are unable or unwilling to hold the Notes to maturity.

♦	You seek an investment for which there will be an active secondary market.

♦	You will create an over-concentrated position in any particular commodity sector of your portfolio by owning the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the Key Risks on page 8, and Risk Factors generally in the MTN Prospectus Supplement, for risks related to an investment in the Notes.

Indicative Terms

Issuer	Lehman Brothers Holdings Inc. (A/A1/AA-)[1]

Issue Size	TBD

Issue Price	$10.00 per Note

Term	18 months

Index	The RICI® Excess Return, as overseen and managed by the Index Committee and calculated and published by the Index Publisher, subject to adjustment in accordance with Index Adjustment below.

Index Committee	Rogers International Commodity Index Committee.

Index Publisher	Diapason Commodities Management SA (“Diapason”)

Payment at Maturity

If the Index Return (as defined below) is positive and when multiplied by the Multiplier is equal to or greater than the Maximum Gain, you will receive:

$10.00 + ($10.00 × Maximum Gain)

If the Index Return is positive and when multiplied by the Multiplier is less than the Maximum Gain, you will receive:

$10.00 + ($10.00 × 3 × Index Return)

If the Index Return is between 0% and –10% (inclusive), you will only receive 100% of your principal, with no additional return.

If the Index Return is less than –10%, you will lose 1% of your principal (or a fraction thereof) for each percentage point (or a fraction thereof) that the Index Return is below –10%, calculated as follows:

$10.00 + [$10.00 × (Index Return + 10%)].

If the Index Return has declined by more than 10% over the term of the Notes, you may lose up to 90% of your principal

Maximum Gain	25% to 29% (the actual Maximum Gain will be set on the Trade Date)

Multiplier	3

Protection Percentage	10%

Index Return	A percentage equal to:

Index Ending Level – Index Starting Level
Index Starting Level

Index Starting Level	TBD (which is equal to the closing value of the Index on the Trade Date, as determined and published by the Index Publisher, rounded to three decimal places)

Index Ending Level

The closing value of the Index on the Valuation Date, as determined and published by the Index Publisher (subject to the occurrence of a Market Disruption Event or an Index Unavailability Event), rounded to three decimal places.

Determining Payment at Maturity

[1]

Lehman Brothers Holdings Inc. is rated A by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

Scenario Analysis and Examples at Maturity

The following examples for the Notes show scenarios for the Payment at Maturity for the Notes, based on the Multiplier of 3, and assuming a hypothetical Maximum Gain of 27% and Index Starting Level of 4095.03, as well as a range of hypothetical Index Ending Levels and resulting Index Returns. The actual Maximum Gain and Index Starting Level will be set on the Trade Date.

Example A—The level of the Index increases from an Index Starting Level of 4095.03 to an Index Ending Level of 4299.78, and as a result, the Index Return is equal to 5%, calculated as follows:

(4299.78 - 4095.03) /4095.03 = 5%

Since the Index Return is less than the Maximum Gain when multiplied by the Multiplier, you will receive a Payment at Maturity equal to $11.50 per $10.00 Note (a return of 11.5%, or $1.50 per $10.00 Note), calculated as follows:

$10.00 + ($10.00 × 3 × 5%) = $11.50

Example B—The level of the Index increases from an Index Starting Level of 4095.03 to an Index Ending Level of 4914.04, and as a result, the Index Return is equal to 20%, calculated as follows:

(4914.04 - 4095.03) /4095.03 = 20%

Since the Index Return is greater than the Maximum Gain when multiplied by the Multiplier, you will receive a Payment at Maturity equal to $12.70 per $10.00 Note (a return of 27.0%, the Maximum Gain, or $2.70 per $10.00 Note), calculated as follows:

$10.00 + ($10.00 x 27%) = $12.70

Example C—The level of the Index decreases from an Index Starting Level of 4095.03 to an Index Ending Level of 3890.28, and as a result, the Index Return is equal to -5%, calculated as follows:

(3890.28 - 4095.03) / 4095.03 = -5%

Because Index Return is between 0% and -20% (inclusive), the Payment at Maturity is equal to $10.00 per $10.00 Note, the repayment of principal invested, with no additional return.

Example D—The level of the Index decreases from an Index Starting Level of 4095.03 to an Index Ending Level of 2866.52, and as a result, the Index Return is equal to -30%, calculated as follows:

(2866.52 - 4095.03) / 4095.03 = -30%

Because the Index Return is less than -10%, the Payment at Maturity is equal to $8.00 per $10.00 Note (a return of -20% or a loss of -$2.00 per $10.00 Note), calculated as follows:

$10.00 + [$10.00 × (-30% + 10%)] = $8.00

Additional Specific Terms of the Notes

Maturity Date	December 31, 2009, or if such date is not a Business Day, the next succeeding Business Day; provided that, if there is a Market Disruption Event relating to one or more Index Contracts effect on the scheduled Valuation Date, and as a result, the Valuation Date for one or more Index Contracts (as hereinafter defined) is postponed (as described below under “Market Disruption Events”) so that it falls less than three Business Days prior to the scheduled Maturity Date, the Maturity Date will be the third Business Day following the latest occurring postponed Valuation Date for the affected Index Contract.

Valuation Date	December 28, 2009, or if such day is not a scheduled Index Business Day, the immediately preceding scheduled Index Business Day; provided that if a Market Disruption Event is in effect for one or more Index Contracts on the scheduled Valuation Date, the Valuation Date may be postponed as described below under “Market Disruption Events”.

Market Disruption Events	If a Market Disruption Event relating to one or more Index Contracts is in effect on the scheduled Valuation Date, the Calculation Agent will determine the Index Return using a Index Ending Level calculated by the Calculation Agent in good faith in accordance with the formula for and method of calculating the Index last in effect prior to commencement of the Market Disruption Event, using:

♦

for each Index Contract that did not suffer a Market Disruption Event on the scheduled Valuation Date, the settlement price on the applicable Relevant Exchange of such Index Contract on the scheduled Valuation Date, and

♦

for each Index Contract that did suffer a Market Disruption Event on the scheduled Valuation Date, the settlement price of such Index Contract on the applicable Relevant Exchange on the immediately succeeding trading day on which no Market Disruption Event occurs or is continuing with respect to such Index Contract;

provided however that if a Market Disruption Event has occurred or is continuing with respect to such Index Contract on each of the eight scheduled trading days following the scheduled Valuation Date, then (a) the eighth scheduled trading day shall be deemed the Valuation Date for such Index Contract and (b) the Calculation Agent will determine the price for such Index Contract on such eighth scheduled trading day in its sole and absolute discretion taking into account the latest available quotation for the price for such Index Contract and any other information that in good faith it deems relevant.

A “Market Disruption Event” means any of the following events, as determined in good faith by the Calculation Agent:

(A)	the termination or suspension of, or material limitation or disruption in the trading on a Relevant Exchange of any Index Contract;

(B)	the settlement price on a Relevant Exchange of any Index Contract has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price; or

(C)	the settlement price of any Index Contract is not published by the Relevant Exchange.

Notwithstanding the foregoing, the following events will not constitute Market Disruption Events:

(1)	a limitation on the hours in a trading day and/or number of days of trading, if it results from an announced change in the regular business hours of the Relevant Exchange; or

(2)	a decision to permanently discontinue trading in an Index Contract or options or futures contracts relating to the Index or any Index Contract.

For purposes of the above, (a) “Index Contracts” means the commodities contracts then underlying the Index or any Successor Index; (b) “Relevant Exchange” means any organized exchange or market of trading for any futures contract (or any combination thereof) then included in the Index or any Successor Index; and (c) “trading day” means a day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange applicable to the affected Index Contract.

Index Unavailability Event	If an Index Unavailability Event is in effect on the scheduled Valuation Date (and no Market Disruption Event is then in effect), the Calculation Agent will determine the Index Return on the Valuation Date using an Index Ending Level calculated by the Calculation Agent in good faith in accordance with the formula for and method of calculating the Index last in effect prior to commencement of the Index Unavailability Event using the closing price on the Relevant Exchanges of each futures contract most recently constituting the Index.

An “Index Unavailability Event” means that the Index is not calculated and published by the Index Publisher or any Successor Index is not calculated and published by the sponsor thereof.

Index Adjustment	If the publication of the Index is discontinued prior to, and such discontinuation is continuing on, the Valuation Date, and the Index Committee, the Index Publisher or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (such index, a “Successor Index”), then the Index Return will be determined by reference to the level of such Successor Index at the close of trading on the Relevant Exchange or market of the Successor Index last to close on the Valuation Date. Upon any selection by the Calculation Agent of a Successor Index, the Calculation agent will cause written notice thereof to be promptly furnished to the trustee, to Lehman Brothers Holdings Inc. and to the holders of the Notes.

If the publication of the Index is discontinued prior to, and such discontinuation is continuing on, the Valuation Date, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Return on the Valuation Date. The Index Return will be determined by the Calculation Agent using an Index Ending Level computed in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuation, using the settlement prices on the Relevant Exchanges (or, if trading in an Index Contract has been materially suspended or materially limited, its good faith estimate of the settlement price that would have prevailed but for such suspension or limitation) at the close of trading on the Valuation Date.

If at any time the method of calculating the Index or a Successor Index, or the level thereof, is, in the good faith judgment of the Calculation Agent, changed or modified in a material respect, the Calculation Agent may (but is not obligated to) make such adjustments to the Index or Successor Index or their respective methods of calculation as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a commodity index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Return with reference to the level of the Index or such Successor Index as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified or rebased so that the level of the Index or Successor Index is a fraction or multiple of what it would have been if it had not been modified or rebased, then the Calculation Agent will adjust the level of the Index or Successor Index in order to arrive at a level of the Index or Successor Index as if it has not been modified or rebased.

Index Business Days	A day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange for each Index Contract then comprising the Index or any Successor Index

Business Days	Any day that is not a Saturday or Sunday and that is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to be closed.

Calculation Agent:	Lehman Brothers Commodity Services Inc.

Identifier	CUSIP: 524935129	ISIN: US5249351298

Denominations	$10.00 and whole multiples of $10.00

What are the tax consequences of the Notes?

Subject to the limitations described below and under “Supplemental United States Federal Income Tax Consequences” in the MTN Prospectus Supplement, and based on certain factual representations received from Lehman Brothers Holdings Inc., in the opinion of our special tax counsel, Simpson Thacher & Bartlett LLP, it is reasonable to treat the notes as financial contracts. For a discussion of the U.S. federal income tax consequences relating to financial contracts, see “Supplemental United States Federal Income Tax Consequences-Financial Contracts” in the MTN Prospectus Supplement. Assuming the Notes are treated as financial contracts, Notes held as capital assets by individual United States holders (as defined in the Prospectus) will be eligible for reduced rates of taxation upon a sale, exchange, settlement or other disposition if held for more than one year.

However, alternative characterizations are possible which could affect amount, character and timing of income. For example, the IRS could assert that adjustments made to the Index result in a taxable exchange of the Notes at the time of such adjustments, which could affect your holding period and the timing, amount and character of income recognized with respect to the Notes. The Notes are subject to complex tax rules and investors should consult their own tax advisors regarding the tax treatment of the Notes.

On December 7, 2007, the IRS released a Notice indicating that the IRS and the Treasury Department are considering and seeking comments as to whether holders of instruments similar to the Notes should be required to accrue income on a current basis over the term of the Notes, regardless of whether any payments are made prior to maturity. In addition, the Notice provides that the IRS and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in section 1260 of the Code. It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the Notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the Notes.

Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described above.

Key Risks

An investment in the Notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term notes. You should read the risks included below in conjunction with the risks described in “Risk Factors” in the MTN Prospectus Supplement. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You should reach an investment decision only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

♦

Limited principal protection; no interest payments; your investment in the Notes may result in a loss—The terms of the Notes differ from those of ordinary debt securities in that Lehman Brothers Holdings Inc. will not pay interest on the Notes. The return on the Notes at maturity is entirely dependent on the performance of the Index, and the Notes are only 10% principal protected, even if held to maturity. As a result, you will be exposed to a loss of up to 90% of the principal you invest in the Notes, or $9.00 on each $10.00 Note. In addition, the trading value of the Notes will be affected by factors that interrelate in complex ways, including (but not limited to) the performance of the Index. Selling this or any fixed income security prior to maturity may result in a dollar price less than 100% of the applicable principal amount of Notes sold.

♦

Partial principal protection only if you hold the Notes to maturity—You will be entitled to receive at least 10% of the principal amount of your Notes only if you hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Valuation Date. If you sell your Notes in the secondary market prior to maturity, you will not receive partial principal protection on the portion of your Notes sold. You should be willing to hold your Notes to maturity

♦

Your return potential is limited—If the Index Return is positive, the Index Return will be multiplied by the Multiplier, subject to the Maximum Gain on the Notes. Therefore, you will not benefit from any positive Index Return in excess of the Maximum Gain.

♦

Commodity prices may change unpredictably—Trading in the Index Contracts and the physical commodities underlying the Index Contracts (the “Index Commodities”) is speculative and can be extremely volatile. Market prices of the Index Contracts and the Index Commodities may fluctuate rapidly based on numerous factors, including:

♦	changes in supply and demand relationships;

♦	weather;

♦	agriculture;

♦	trade;

♦	fiscal, monetary and exchange control programs;

♦	domestic and foreign political and economic events and policies;

♦	disease;

♦	technological developments;

♦	changes in interest rates and global growth rates in the economy; and

♦	trading activities in commodities, including the Index Commodities, and related contracts, including the Index Contracts.

These factors may affect the level of the Index and the value of your Notes in varying ways, and different factors may cause the value of different Index Commodities and Index Contracts, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

♦

Price prior to maturity—The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the level of the Index. In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the volatility or expected volatility of the Index, the Index Commodities or the Index Contracts;

♦	the time to maturity of the notes (and any associated “time premium”);

♦	the market price of the Index Commodities or the Index Contracts;

♦	interest rates in the market generally;

♦	a variety of economic, financial, political, regulatory, geographical, agricultural, meteorological or judicial events; and

♦	the credit ratings of Lehman Brothers Holdings Inc.

♦

There may be little or no secondary market for the Notes—The Notes will not be listed on any securities exchange, and as a result, there may be little or no secondary market for the Notes. Subject to regulatory constraints, Lehman Brothers Inc. has agreed to use reasonable efforts to make a market in the Notes for so long as the Notes are outstanding. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Notes easily, and if at any time Lehman Brothers Inc. were to cease acting as market maker, it is likely that there would be no secondary market for the Notes.

♦

Impact of fees on secondary market prices—The original issue price of the Notes includes the underwriting commissions and fees and Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the Notes through one or more of its affiliates. Such cost includes such affiliates’ expected cost of providing this hedge, as well as the profit these affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you are able to sell Notes in secondary market transactions, if at all, will likely be lower than the original issue price.

♦

Certain activities by Lehman Brothers Holdings Inc., Lehman Brothers Inc, UBS Financial Services Inc. and their respective affiliates may adversely affect the value of the Notes—One or more of the affiliates of Lehman Brothers Holdings Inc. may also engage in trading in Index Contracts, futures or options on Index Contracts, the physical commodities underlying the Index Contracts or the Index, and other investments relating to Index Contracts or the Index on a regular basis as part of their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of the Index Contracts or the value of the Index and, therefore, the market value of the Notes. Lehman Brothers Holdings Inc., Lehman Brothers Inc., UBS Financial Services Inc. and their respective affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, Lehman Brothers Holdings Inc., Lehman Brothers Inc, UBS Financial Services Inc. and their respective affiliates could adversely affect the market value of the Notes.

♦

Credit of Lehman Brothers Holdings Inc.—An investment in the Notes is subject to the creditworthiness of Lehman Brothers Holdings Inc. as issuer of the Notes, and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the Notes.

♦

Policies of the Index Committee, composition of the Index and changes to the Index—The policies of the Index Committee concerning the calculation of the level of the Index, additions, deletions or substitutions of Index Contracts and the manner in which changes affecting the Index Contracts are reflected in the Index could affect the value of the Index and, therefore, the amount payable on your Notes at maturity and the market value of your Notes prior to maturity. The amount payable on your Notes at maturity and their market value prior to maturity could also be affected if the Index Committee changes the policies of the Index. If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a Market Disruption Event or for any other reason, the Calculation Agent may be required to make an alternative determination of the value of the Index.

The composition of the Index may change over time, as additional commodities satisfy the eligibility criteria or commodities currently included in the Index fail to satisfy such criteria. The annual composition of the Index will be determined by the Index Committee based on the Index Committee’s assessment of the worldwide consumption of those commodities, including in reliance on data of private and governmental providers regarding commodities demand and supply. These data sources are subject to potential errors in data sources or errors that may affect the weighting of components of the Index. Any discrepancies that require revision may impact weighting determinations made by the Index Committee following the date on which such discrepancy is discovered. If for any reason, one of the Index Contracts ceases to exist or any other similar event with similar consequences, as determined in the discretion of the Index Committee occurs, the Index Committee will call an exceptional meeting to assess whether the composition and/or the weighting of, the Index should be modified. The modification of the composition and/or the weighting of the Index may have an adverse impact on the value of the Index, the amount payable on the Notes at maturity and their market value prior to maturity.

♦

The Index Committee and Rogers—The Index is overseen and managed by the Index Committee. Beeland Interests, Inc., which is 100% owned by James B. Rogers Jr. (“Rogers”), is the sole owner of the Index. Rogers chairs the Index Committee and controls its decisions. The other members of the Index Committee are Diapason (the Index Publisher), Beeland Management Company, Daiwa Asset Management America, UBS AG, ABN AMRO and Merrill Lynch & Co. As of the date of this term sheet, Rogers has a controlling interest in Beeland Management Company.

Rogers, through the Index Committee, has a significant degree of discretion regarding the composition and management of the Index, including additions, deletions and the weightings of the Index Commodities or the Index Contracts, all of which could affect the value of the Index and, therefore, could affect the amount payable on the Notes at maturity and the market value of the Notes prior to maturity. Rogers and the Index Committee do not have any obligation to take the needs of any parties to transactions involving the Index, including the holders of the Notes, into consideration when reweighting or making any other changes to the Index. Additionally, Rogers, individually or through an entity controlled by Rogers, actively trades commodities and/or futures contracts on physical commodities, including underlying commodities and/or futures contracts on physical commodities included in the Index, and over-the-counter contracts having values which derive from or are related to such commodities.

Rogers, individually or through an entity controlled by Rogers, also may actively trade and hedge the Index. With respect to any such activities, neither Rogers nor any of the entities controlled by Rogers has any obligation to take the needs of any buyers, sellers or holders of the Notes into consideration at any time. It is possible that such trading and hedging activities, by any of these parties, will affect the value of the Index and therefore the market value of the Notes.

♦

Negative roll yield may adversely impact the level of the Index—The Index is composed of the Index Contracts, which are futures contracts on the physical Index Commodities, and reflects the return associated with the change in prices of the underlying Index Contracts together with the “roll yield” associated with these Index Contracts (the price changes and roll yield taken together constitute the “excess return” reflected by the Index). Unlike equities, which typically entitle the holder to a continuing stake in a corporation, and unlike owning the commodity directly, a commodity futures contract normally specifies a certain date for delivery of the underlying physical commodity. A fundamental characteristic of the Index, like other commodity indices, is that as a result of being comprised of futures contracts, the Index must be managed to ensure it does not take delivery of the commodities in question. This is achieved through a process referred to as “rolling,” under which a given contract during a month in which it approached its settlement date is rolled forward to a new contract date (i.e., the Index Contract is effectively “sold” to “buy” a longer-dated Index Contract).

Roll yield is generated during the roll process from the difference in price between the near-term and longer-dated futures contracts. When longer-dated contracts are priced lower than the nearer contract and spot prices, the market is in backwardation, and positive roll yield is generated when higher-priced near-term futures contracts are “sold” to “buy” lower priced longer-dated contracts. When the opposite is true and longer-dated contracts are priced higher, the market is in contango, and negative roll yields result from the “sale” of lower priced near-term futures contracts to “buy” higher priced longer-dated contracts. While many of the Index Commodities have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain Index Commodities, such as gold, have historically traded in “contango” markets. Gold, which has an initial weighting in the Index of 3.00% (to which weighting the Index re-weights monthly), for example, is currently in contango.

Accordingly, because the level of the Index reflects the returns in the underlying Index Commodities, negative “roll yields” resulting from contango markets could adversely affect the level of the Index.

♦

The return on your Notes may not reflect all developments in the Index Commodities—Because the Index Return will be based on the Index Ending Level, which is the closing level of the Index on the Valuation Date, a single Index Business Day near the end of the term of the Notes, the level of the Index at other times during the term of the Notes or at the Maturity Date could be higher than the Index Ending Level. This difference could be particularly large if there is a significant decrease in the level of the Index during the latter portion of the term of the Notes or if there is significant volatility in the Index closing level during the term of the Notes, especially on dates near the Valuation Date.

♦

The Notes are not directly linked to the Index Contracts or any other exchange-traded futures contracts—The Notes are not linked directly to the Index Contracts or any other exchange-traded futures contracts. The Notes are linked to the Index, which, as described above, reflects the returns that are potentially available through an unleveraged investment in the Index Contracts. Accordingly, the return on your Notes will reflect the returns associated with the Index Contracts, including any positive or negative “roll yield”, and therefore will not reflect the return you would realize if the Notes were linked directly to the Index Contracts or if you actually owned the Index Contracts or other exchange-traded futures contracts for a similar period.

♦

The Notes are not linked to a total return index—The Notes are linked to the RICI® Excess Return, which, as described above, reflects the returns that are potentially available through an unleveraged investment in the Index Contracts. In contrast, the RICI® Total Return is a total return index which, in addition to reflecting such returns, also reflects interest that could be earned on cash collateral invested in 3-month U.S. Treasury bills. Because the Notes are linked to the RICI® Excess Return, the return on the Notes will not include the total return feature of the RICI® Total Return.

♦

Suspension or disruptions of market trading in commodities and related futures—The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, congestion, disorderly markets, limitations on deliverable supplies, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices may have the effect of precluding trading in a particular Index Contract or forcing the liquidation of Index Contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the Index and, therefore, the value of your Notes.

Certain of the events set forth above also constitute Market Disruption Events under the terms of the Notes. To the extent any Market Disruption Event occurs with respect to one or more Index Contracts and remains in effect on the scheduled Valuation Date for the Notes, the Valuation Date for the affected Index Contracts will be postponed until the Market Disruption Event ceases to be in effect or, if the Market Disruption Event remains in effect for eight scheduled trading days after the Valuation Date, the Index Return will be determined using an Index Ending Level computed by the Calculation Agent as described above under “Market Disruption Event”. In the event the Valuation Date is postponed, the Index Return may be lower than anticipated and possibly negative, which may adversely affect the Payment at Maturity or the value of your Notes. In addition, if the Valuation Date is postponed due to a Market Disruption Event as described above so that it falls less than three Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the third Business Day following the postponed Valuation Date.

♦

Lack of regulation by the CFTC—The Notes are debt securities that are direct obligations of Lehman Brothers Holdings Inc. The net proceeds to be received by Lehman Brothers Holdings Inc. from the sale of the Notes will not be used to purchase or sell the Index Commodities or other futures contracts on such commodities for the benefit of holders of the Notes. The Notes are not themselves commodities futures contracts, and an investment in the Notes does not constitute either an investment in the Index Contracts, the Index Commodities or other futures contracts on such commodities, or in a collective investment vehicle that trades in the Index Contracts, Index Commodities or other futures contracts on such commodities.

Unlike an investment in the Notes, an investment in a collective investment vehicle that invests in commodities on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator” (“CPO”). Because the Notes are not interests in a commodity pool, the Notes will not be regulated by the CFTC as a commodity pool, Lehman Brothers Holdings Inc. will not be registered with the CFTC as a CPO, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in commodities or who invest in regulated commodity pools. Because the Notes do not constitute investments by you in futures contracts traded on regulated futures exchanges, you will not benefit from the CFTC’s or any other regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange.

♦

The Index includes futures contracts on foreign exchanges—The Index includes futures contracts on physical commodities on exchanges located outside the United States. Historically the percentage of the commodities comprising the Index traded on foreign exchanges has not exceeded 20%, however, the Index Committee has not established any limits on the volume of Index Commodities that can be traded on non-U.S. exchanges. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on United States exchanges. Certain foreign markets may be more susceptible to disruption than United States exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on United States exchanges. Those risks include varying exchange rates, foreign exchange controls, governmental expropriation, burdensome or confiscatory taxation systems, government imposed moratoriums, and political or diplomatic events. It may also be more costly and difficult for Rogers and the Index Committee to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the Index.

♦

Potential conflicts of interest—Lehman Brothers Inc. and other affiliates of Lehman Brothers Holdings Inc. play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging Lehman Brothers Holdings Inc.’s obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of Lehman Brothers Holdings Inc. are potentially adverse to your interests as an investor in the Notes.

♦

UBS AG’s membership on the Index Committee may conflict with your interest as a holder of the Notes—UBS AG, an affiliate of UBS Financial Services Inc., is a member of the Index Committee. As a member of the Index Committee, UBS AG will be involved in the composition and management of the Index including additions, deletions and the weightings of the Index Commodities or Index Contracts, all of which could affect the value of the Index and, therefore, could affect the amount payable on the Notes at maturity and the market value of the Notes prior to maturity. UBS AG may influence the determinations of the Index Committee, which may adversely affect the value of your Notes. Due to UBS AG’s potential influence on determinations of the Index Committee, which may affect the market value of the Notes, UBS Financial Services Inc. may have a conflict of interest if its affiliate UBS AG participates in or influence such determinations.

♦

The Index Publisher will calculate the level of the Index—The amount payable upon maturity of the Notes will be calculated based on the level of the Index on the Valuation Date calculated by Diapason, as Index Publisher, using the methodology provided by the Index Committee. The level of the Index may also be calculated by a number of different entities. Lehman Brothers Commodity Services Inc., Lehman Brothers Holdings Inc. and Lehman Brothers Inc. do not have any control over, and have no responsibility for, calculations of the Index that may be made by the Index Publisher or any other such entities. While it is not expected that the levels of the Index published by other entities will be different from the level of the Index calculated by the Index Publisher, if there is a difference between such published levels, the level of the Index calculated by the Index :Publisher will be used to determine the Index Ending Level and the Payment at Maturity. If another entity publishes the level of the Index on the Valuation Date that is higher than the level calculated by the Index Publisher, the Index Ending Level will be based on the closing value of the Index calculated by the Index Publisher, which, as a result, could result in the amount payable on the Notes at maturity being lower than had such amount been calculated using the Index level published by another entity.

♦

Historical information about the Index or the Index Contracts may not be indicative of future values—Historical information on the Index or the Index Contracts furnished herein is provided as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, future fluctuations in the Index, the Index Contracts, or what the value of the Notes may be. Fluctuations in the level of the Index and/or the prices of the Index Contracts make it difficult to predict whether the return on the Notes will be positive or negative, or what the Payment at Maturity may be. Historical fluctuations in the level of the Index may be greater or lesser than those experienced by the holders of the Notes.

♦

You must rely on your own evaluation of the merits of an investment linked to the Index—In the ordinary course of their businesses, Lehman Brothers Holdings Inc., Lehman Brothers Inc., UBS Financial Services Inc. or their respective affiliates may from time to time express views on the Index or individual Index Commodities. These views are sometimes communicated to clients who participate in the Index Commodities. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time horizons and are subject to change. Moreover, other professionals who deal in markets for the Index Commodities may at any time have significantly different views from those of Lehman Brothers Holdings Inc., Lehman Brothers Inc., UBS Financial Services Inc. or their respective affiliates. In connection with your purchase of the Notes, you should investigate the Index and the Index Commodities and not rely on views which may be expressed by Lehman Brothers Holdings Inc., Lehman Brothers Inc., UBS Financial Services Inc. or their respective affiliates in the ordinary course of their businesses with respect to the Index or any Index Commodity.

♦

The trading value of the Notes may reflect a time premium or discount—As a result of a “time premium or discount,” the Notes may trade at a value above or below that which would be expected based on the level of interest rates and the level of the Index. A “time premium or discount” results from expectations regarding the value of the Index during the period prior to the Maturity Date. However, as the time remaining to the Maturity Date decreases, this time premium or discount may diminish, thereby decreasing or increasing the market value of the Notes.

♦

Uncertain tax treatment—Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your own tax situation. See “What Are the Tax Consequences of the Notes” on page 7.

The Rogers International Commodity Index

The following is a description of the Rogers International Commodity Index® (the “RICI®”) including, without limitation, its make-up, method of calculation and changes in its components. The RICI is calculated and published by various entities, including Diapason Commodities Management S.A. (the “Index Publisher”). The information in this description has been taken from publicly available sources, including the RICI® Handbook. Such information reflects the policies of, and is subject to change at any time by, James B. Rogers, Jr. (“Rogers”) and the RICI® Committee (as described below). We have not independently verified this information and therefore cannot be held responsible for it. You should make your own investigation into the RICI®, Rogers and the RICI® Committee. Except as provided below, none of Beeland Interests, Inc. (“Beeland”), the RICI® Committee, members of the RICI® Committee individually (except as described in the next sentence) and/or Rogers is involved in the offer of the Notes in any way or has any obligation to consider your interests as a holder of the Notes. However, UBS AG, an affiliate of UBS Financial Services Inc., and Diapason Commodities Management S.A. are also members of the RICI® Committee and as members of the RICI® Committee, UBS AG and Diapason Commodities Management S.A. will be involved in the composition and management of the RICI® including additions, deletions and the weightings of the Index Contracts (as defined below) or the commodities underlying the Index Contracts, all of which could affect the value of the RICI® and, therefore, could affect the amount payable on the Notes at maturity and the market value of the Notes prior to maturity. Beeland has no obligation to continue to maintain or compile the RICI®, and may discontinue maintenance or compilation of the RICI® at any time in its sole discretion.

Overview

The RICI® is a composite, U.S. dollar-based, index created by Rogers on July 31, 1998.

The RICI® currently is composed of the prices of 36 exchange-traded futures contracts (the “Index Contracts”) on physical commodities. A futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. For a general description of the commodity future markets, please see “The Commodity Futures Markets” below. The commodities currently included in the RICI® are: Crude Oil, IPE Brent Oil, Heating Oil, IPE Gas Oil, RBOB Gasoline, Natural Gas, Aluminum, Copper, Gold, Zinc, Silver, Lead, Platinum, Nickel, Tin, Palladium, Wheat, Corn, Cotton, Soybeans, Live Cattle, Coffee, Soybean Oil, Sugar, Lean Hogs, Cocoa, Rubber, Lumber, Soybean Meal, Canola, Orange Juice, Rice, Azuki Beans, Oats, Barley and Greasy Wool. The RICI® contains three major sectors: energy, metals and agriculture.

The RICI® may be calculated as either a total return index or an excess return index. The Rogers International Commodity Index® Total Return (the “RICI® Total Return”) is a total return index, reflecting the combined returns associated with the changes in price of the underlying Index Contracts and the “roll yields” for those Index Contracts (together, the “excess return”), together with the interest return on a hypothetical fully collateralized investment in the Index Contracts. The Rogers International Commodity Index® Excess Return (the “RICI® Excess Return”), by contrast, is an excess return index, reflecting the excess return associated with the underlying Index Contracts without any return on collateral. The RICI® Committee also maintains a number of sub-indices representing components of the RICI®.

The methodology for determining the composition and the weighting of the RICI® and for calculating its value is subject to modification by the RICI® Committee at any time. For a description of possible changes to the composition and weighting of the RICI®, see below under “—Index Weightings—Changes in Weights and/or Index Composition.” The RICI® and its component sub-indices are published daily on each RICI® Business Day (as defined below). The final RICI® Excess Return level for each RICI® Business Day is published on Bloomberg page “RICIGLER Index” and Reuters page “RICIGLER=DIAP”. The final RICI® Total Return level for each RICI® Business Day is published on Bloomberg page “RICIGLTR Index” and Reuters page “RICIGLTR=DIAP”. Index levels for the RICI® Total Return, the RICI® Excess Return and certain RICI® sub-indices can also be obtained from the official website of the Index Publisher at http://www.diapason-cm.com. Lehman Brothers Holdings Inc. is not incorporating by reference herein the website or any material included in the website.

A “RICI® Business Day” is a day on which all U.S. based exchanges that list futures contracts included in the RICI® are open for business (including half-day opening).

The RICI® is maintained by Beeland and calculated and published by various entities, including the Index Publisher. Each of Rogers, Beeland and the Index Publisher is not affiliated with Lehman Brothers Holdings Inc. or its affiliates. Lehman Brothers Holdings Inc. or its affiliates did not participate in designing the RICI® and will not participate in its maintenance.

Below is a list of the Index Contracts included in the RICI®, together with their respective symbols, exchanges, currencies and Initial Weightings (as defined below):

Contract	Symbol	Exchange	Currency	Initial Weighting*
Crude Oil	CL	New York Mercantile Exchange (NYMEX)	USD	21.00%
IPE Brent Oil	CO	Intercontinental Exchange (ICE)	USD	14.00%
Heating Oil	HO	NYMEX	USD	1.80%
IPE Gas Oil	QS	ICE	USD	1.20%
RBOB Gasoline	XB	NYMEX	USD	3.00%
Natural Gas	NG	NYMEX	USD	3.00%
Aluminum	LA	London Metal Exchange (LME)	USD	4.00%
Copper	LP	LME	USD	4.00%
Gold	GC	New York Commodities Exchange (COMEX) **	USD	3.00%
Zinc	LX	LME	USD	2.00%
Silver	SI	COMEX	USD	2.00%
Lead	LL	LME	USD	2.00%
Platinum	PL	NYMEX	USD	1.80%
Nickel	LN	LME	USD	1.00%
Tin	LT	LME	USD	1.00%
Palladium	PA	NYMEX	USD	0.30%
Wheat	W	Chicago Board of Trade (CBOT)***	USD	7.00%
Corn	C	CBOT	USD	4.75%
Cotton	CT	New York Cotton Exchange (NYCE) ****	USD	4.05%
Soybeans	S	CBOT	USD	3.00%
Live Cattle	LC	Chicago Mercantile Exchange (CME)***	USD	2.00%
Coffee	KC	Coffee, Sugar and Cocoa Exchange (CSCE) ****	USD	2.00%
Soybean Oil	BO	CBOT	USD	2.00%
Sugar	SB	CSCE	USD	2.00%
Lean Hogs	LH	CME	USD	1.00%
Cocoa	CC	CSCE	USD	1.00%
Rubber	JN	The Tokyo Commodity Exchange (TOCOM)	JPY	1.00%
Lumber	LB	CME	USD	1.00%
Soybean Meal	SM	CBOT	USD	0.75%
Canola	RS	Winnipeg Commodity Exchange (WCE)	CAD	0.67%
Orange Juice	JO	NYCE	USD	0.66%
Rice	RR	CBOT	USD	0.50%
Azuki Beans	JE	Tokyo Grain Exchange (TGE)	JPY	0.50%
Oats	O	CBOT	USD	0.50%
Barley	WA	WCE	CAD	0.27%
Greasy Wool	OL	Sydney Futures Exchange (SFE)	AUS	0.25%

*	The weights shown above are the weights of each Index Contract set on December 12, 2007.

**	COMEX is a division of NYMEX.

***	Effective July 12, 2007, CBOT Holdings, Inc. was merged with and into Chicago Mercantile Exchange Holdings Inc. Immediately following the merger, the name of the company was changed from “Chicago Mercantile Exchange Holdings Inc.” to “CME Group Inc.” The CME Group will continue as the unified parent of both the CME and the CBOT, though the CME Group has stated that the CME and the CBOT will continue to have separate rulebooks. As of the completion of the merger there were no changes in CME and CBOT market rules and regulations.

****	The NYCE and CSCE are divisions of the New York Board of Trade (NYBOT). Effective January 12, 2007, the New York Board of Trade (NYBOT) was merged with and into, and is now a wholly-owned subsidiary of, the ICE.

The RICI® Committee

The RICI® Committee formulates and enacts all business assessments and decisions regarding the calculation, composition and management of the RICI®. Rogers chairs the RICI® Committee and is the final arbiter of its decisions. Beside Rogers, representatives of the following parties are members of the RICI® Committee: Diapason Commodities Management S.A., Daiwa Asset Management America, Beeland Management Company, UBS AG, ABN Amro Bank N.V. and Merrill Lynch & Co., Inc. Rogers, as chairman of the RICI® Committee, is exclusively authorized to designate new members of the RICI® Committee, if necessary.

The RICI® Committee usually meets once a year, during the month of December to consider changes in the components and weightings of the RICI® for the following calendar year; however, such changes can be made at any time.

Index Composition

The Process

The Index Contracts chosen for the basket of commodities that are included in the RICI® are required to fulfill the various conditions described below. Generally, the selection and weighting of the items in the RICI® are reviewed annually by the RICI® Committee, and weights for the next year are assigned every December. The composition of the RICI® is modified only in rare occasions, in order to maintain investability and stability, and the composition of the RICI® generally will not be changed unless severe circumstances in fact occur. Such “severe circumstances” may include (but are not restricted to):

♦	continuous adverse trading conditions for a single contract (e.g., trading volume collapses); or

♦	critical changes in the global consumption pattern (e.g., scientific breakthroughs that fundamentally alter consumption of a commodity).

To date, there have been several changes in the components of the RICI®, including: the substitution of Soybean Oil for Palm Oil (1998); the replacement of Unleaded Gasoline with Reformulated Gasoline Blendstock for Oxygen Blending (RBOB) (2006); the change to the initial weightings for IPE Gas Oil (1.20%), Heating Oil (1.80%), Crude Oil (21.00%), IPE Brent Oil (14.00%) and Cotton (4.05%) (2006); the removal of Raw Silk from the RICI® (2006); and the replacement of COMEX Copper with LME Copper.

Exchanges and Non-Traded Items

All commodities included in the RICI® must be publicly traded on recognized exchanges in order to ensure ease of tracking and verification.

The 11 international exchanges currently recognized by the RICI® Committee are:

1.	Chicago Mercantile Exchange (USA)

2.	Chicago Board of Trade (USA)

3.	New York Board of Trade (USA)

4.	New York Mercantile Exchange (USA)

5.	Winnipeg Commodity Exchange (Canada)

6.	Intercontinental Exchange (UK)

7.	London Metal Exchange (UK)

8.	Sydney Futures Exchange (Australia)

9.	Central Japan Commodity Exchange (Japan)

10.	The Tokyo Commodity Exchange (Japan)

11.	Tokyo Grain Exchange (Japan)

General Contract Eligibility

A commodity may be considered suitable for inclusion in the RICI® if it plays a significant role in worldwide (developed and developing economies) consumption. “Worldwide consumption” is measured via tracking international import and export patterns, and domestic consumption environments of the world’s prime commodity consumers. Only raw materials that reflect the current state of international trade and commerce are eligible to be included in the RICI®. Commodities that are merely linked to national consumption patterns will not be considered. The RICI® is not related to any commodities production data of any sort.

Commodity Screening Process

Data of private and governmental providers concerning the world’s top consumed commodities are actively monitored and analyzed by the members of the RICI® Committee throughout the year. A wide range of sources on commodities demand and supply is consulted. The findings of this research are then condensed into the different commodities contracts weightings included in the RICI®. Sources on commodity consumption data include:

♦	Industrial Commodity Statistics Yearbook, United Nations (New York)

♦	Commodity Trade Statistics Database, United Nations Statistics Division (New York)

♦	Copper Bulletin Yearbook, International Copper Study Group (Lisbon)

♦	Foreign Agricultural Service’s Production, Supply and Distribution Database, U.S. Department of Agriculture (Washington, D.C.)

♦	Manufactured Fiber Review, Fiber Economics Bureau, Inc. (USA)

♦	Monthly Bulletin, International Lead and Zinc Study Group (London)

♦	Quarterly Bulletin of Cocoa Statistics, International Cocoa Organization (London)

♦	Rubber Statistical Bulletin, International Rubber Study Group (London)

♦	Statistical Bulletin Volumes, Arab Gulf Cooperation Council (GCC)

♦	Sugar Yearbook, International Sugar Organization (ISO) (London)

♦	World Agriculture Assessments of Intergovernmental Groups, Food & Agriculture Organization of the United Nations (Rome)

♦	World Commodity Forecasts, Economist Intelligence Unit (London)

♦	World Cotton Statistics, International Cotton Advisory Committee (Washington, D.C.)

♦	World Metals Statistics, World Bureau of Metal Statistics (London)

Contract Characteristics

In order to decide whether a specific commodity contract is actually investable, the RICI® Committee screens the volume and liquidity data of international exchanges, published on a regular basis by the American Futures Industry Association (Washington D.C.). Additionally individual exchange data on contracts may also be included in the process.

If a commodity contract trades on more than one exchange, the most liquid contract globally, in terms of volume and open interest combined, is then selected for inclusion in the RICI®, taking legal considerations into account. Beyond liquidity, the RICI® Committee seeks to include the contract representing the highest quality grade of a specific commodity.

Index Weightings

Initial Weightings

The initial weightings of the futures contracts in the RICI® for 2008 were set on December 12, 2007 and are set forth in the chart above (the “Initial Weightings”).

Changes in Weights and/or Index Composition

As noted, the RICI® Committee reviews the selection and weighting of the Index Contracts in the RICI® annually. Thus, weights are potentially reassigned during each month of December for the following year, if the RICI® Committee so determines in its sole discretion that it is necessary. The RICI® Committee may also adjust the composition or weighting of the Index Contracts throughout the year under certain circumstances as described above under “—Index Composition—The Process.”

Monthly Rolling of Contracts

A fundamental characteristic of the RICI®, like other commodity indices, is that as a result of being comprised of futures contracts, the RICI® has to be managed to ensure it does not take delivery of the commodities in question. This is achieved through the commodity roll mechanics under which the Index Contracts underlying the RICI® are rolled forward to a new contract date during the month as they approach their settlement date.

All the futures contracts used to calculate the RICI® are rolled each month pursuant to rules announced by Beeland. The RICI® usually rolls over three days and the “roll period” usually starts on the day prior to the last RICI® Business Day of the month and ends on the first RICI® Business Day of the following month. Generally, if the next calendar month of a futures contract includes a first notice day, a delivery day or historical evidence that liquidity migrates to a next contract month during this period, then the next contract month is intended to be applied to calculate the RICI®, taking legal constraints into account. For example, at the end of November, the January Crude Oil contract is replaced by the February Crude Oil contract.

RICI® Market Disruption Events

A “RICI® Market Disruption Event” will be deemed to have occurred on any day upon which the trading of an Index Contract is disrupted or the fair determination of its price is interfered with subject to the following:

a.	The Index Contract trades at the price set by the exchange to be the limit of its permissible trading range at any point in the last fifteen minutes of trading.

b.	No settlement price for that Index Contract is determined by midnight on the day of trading in the time zone in which the exchange is located.

c.	The exchange upon which the Index Contract trades closes trading in that Index Contract at a time prior to the published closing time, unless the altered closing time was brought to public attention by the closing time on the trading day prior to the day in question.

d.

The settlement closing price published by the exchange is not deemed, in the opinion of the RICI® Committee, to properly reflect the fair price of that Index Contract as determined by its free and fair trading on that exchange.

If a RICI® Market Disruption Event occurs during the roll or rebalancing period for one or more commodities, the specific Index Contracts involved are neither rolled nor rebalanced on that day. For those Index Contracts, the roll weights and the Monthly Contract Weights (“MCWs”) remain identical to the values they had on the RICI® Business Day immediately preceding the RICI® Market Disruption Event. The roll period and the rebalancing period will be extended for this or these particular commodities only until the next available business day upon which no RICI® Market Disruption Event occurs for that or those commodities. Outside of the roll and rebalancing period the RICI® is calculated using the last trading price available on the exchange. In particular the calculation of the MCWs will, in the normal course of events, take place using the last price available regardless of whether a RICI® Market Disruption Event has occurred. However, under extreme conditions the RICI® Committee reserves the right to adjust any prices used in the RICI® calculation. This may occur if the settlement price is deemed to materially differ from the fair price for that commodity determined by trading on that day and that use of the official settlement price would not be in the interest of RICI® investors. In this case an alternative settlement price or prices may be determined and used for the RICI® calculation until fair trading is resumed and the exchange quoted settlement price can again be relied upon. In this case the prices used in the calculation of the RICI® and the calculation of MCWs will be published along with the mechanism for their determination. Should any exchange amend the settlement price for an Index Contract and do so in a timely manner the RICI® Committee may, if deemed appropriate, reflect this change by adjusting the published level of the RICI®.

Rebalancing of the Index Contracts

On the close of the last business day of each month, the current weight of each Index Contract is rebalanced in order to be set at its initial weighting. If the exchange on which one of the Index Contracts is traded is closed on the last business day of the month, the reference price for the calculation of the weighting of this specific component is the closing price of the next business day. This rule is also valid if there is more than one component that cannot be traded on the last business day of the month.

Data Source

The RICI®’s calculation is based on the official commodity exchanges’ prices of the Index Contracts. The Index Publisher is not responsible for the existence of any errors, delays, omissions or inaccuracies in data provided by a third party to the Index Publisher that is used by the Index Publisher to calculate the RICI® Index.

Exceptional Occurrences

If, for any reason, one of the components included in the RICI® ceases to exist or its liquidity collapses to abnormal levels, or any other similar event with similar consequences, as determined at the discretion of the RICI® Committee, occurs, the RICI® Committee will call an exceptional meeting to assess the situation and decide on a replacement for this component or on a change in the weighting. For example, following the fall of the Malaysian ringgit in 1998, the liquidity of the Palm Oil futures contract on the Kuala Lumpur Commodity Exchange collapsed to a point where it became impossible to trade it. In that case, the RICI® Committee called an exceptional meeting at which it was decided that the Palm Oil futures contract would be replaced by the Soybean Oil contract that trades on the Chicago Board of Trade.

Reference Rates

The foreign exchange rates used to translate the value of the futures contracts denominated in a foreign currency into U.S dollars are obtained from Bloomberg (in the case of the Canadian dollar, “CAD Curncy HP <GO>“, in the case of the Japanese yen, “JPY Curncy HP <GO>“ and, in the case of the Australian dollar, “AUD Curncy HP <GO>“) using the “close” value for each currency at 5:00 p.m. New York City time.

RICI® Excess Return Versus Total Return Calculations

The RICI® reflects the returns that are potentially available through an unleveraged investment in the Index Contracts. The RICI® Excess Return reflects the combined returns associated with the changes in price of the underlying Index Contracts together with the “roll yields” for those Index Contracts (which “roll yield” may be positive or negative, depending on whether the Index Contracts being purchased and rolled into are priced higher or lower than the Index Contracts being sold and rolled out of). The RICI® Total Return, a “total return” index, reflects both the excess returns described above as well as any interest that could be earned on cash collateral invested in 3-month U.S. Treasury Bills. The term “Excess Return” in the title of the RICI® is not intended to suggest that the performance of the RICI® at any time or the return on your Notes will be positive or that the RICI® is designed to exceed a particular benchmark.

License Agreement

Beeland and Lehman Brothers Holdings Inc. have entered into a non-exclusive license agreement providing for the license to Lehman Brothers Holdings Inc., in exchange for a fee, of a right to use indices owned by Beeland in connection with some securities, including the Notes.

Beeland is under no obligation to continue the RICI® Indices. The Notes are not sponsored, endorsed, sold or promoted by Beeland. No inference should be drawn from the information contained herein that Beeland makes any representation or warranty, implied or express, to Lehman Brothers Holdings Inc., the holder of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Notes to track general commodity market performance. Beeland has no obligation to take the needs of Lehman Brothers Holdings Inc. or the holders of the Notes into consideration in determining or composing the RICI®. Beeland is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the Notes or in the determination or calculation of the equation by which the Notes are to be settled in cash. Beeland has no obligation or liability in connection with the administration or marketing of the Notes.

Notes linked to any of the RICI® Indices are not sponsored, endorsed, sold or promoted by Beeland or Rogers.

Neither Beeland nor Rogers makes any representation or warranty, express or implied, nor accepts any responsibility, regarding the accuracy or completeness of this description, or the advisability of investing in securities or commodities generally, or in any notes linked to the RICI® or in futures particularly.

NEITHER BEELAND INTERESTS, INC. NOR ANY OF ITS AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE ROGERS INTERNATIONAL COMMODITY INDEX (“RICI®”) OR ANY DATA INCLUDED THEREIN. SUCH PERSON SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN AND MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE NOTES LINKED TO THE RICI®, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RICI®, ANY DATA INCLUDED THEREIN OR THE NOTES LINKED TO THE RICI®. NEITHER BEELAND INTERESTS, INC. NOR ANY OF ITS AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RICI®, AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BEELAND INTERESTS, INC. OR ANY OF ITS AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

DIAPASON COMMODITIES MANAGEMENT SA (“DIAPASON”) DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RICI®, THE UNDERLYING INDEX CONTRACTS OR ANY DATA INCLUDED THEREIN, AND SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DIAPASON MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF ANY NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RICI®, THE UNDERLYING INDEX CONTRACTS, ANY DATA INCLUDED THEREIN OR THE NOTES. DIAPASON SHALL NOT HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES.

The Commodity Futures Markets

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the Index Contracts are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made.

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the Commodity Futures Trading Commission. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description.

Historical Performance of the Index

The following graph shows actual daily historical levels for the Index from May 30, 2003 to May 30, 2008. The historical levels of the Index are not necessarily indicative of the future performance of the Index, the Index Return, or what the value of the Notes may be. Fluctuations in the level of the Index make it difficult to predict whether the Index Return will be positive or negative, or what the Payment at Maturity will be (and whether that Payment at Maturity will result in a positive return on the Notes or a loss of principal). The historical Index levels presented in the graph below were prepared using historical data obtained from Reuters; none of UBS Financial Services Inc., Lehman Brothers Inc. or Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data. Fluctuations in the historical levels of the Index may be greater or lesser than fluctuations experienced by the holders of the Notes.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. and Lehman Brothers Inc. (together, the “Agents”), and the Agents will agree to purchase, all of the Notes at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes.

We have agreed to indemnify the Agents against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus.

Subject to regulatory constraints, Lehman Brothers Inc. has agreed to use reasonable efforts to make a market in the Notes for so long as the Notes are outstanding.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.